Exhibit 99.1

Worksport Announces raising over US$1,100,000 in Regulation-A Offering to date.

TORONTO – January 5, 2021 — Worksport Ltd (OTCQB: WKSP) (or the “Company”) is announcing that, to date, it has raised over US$1.1 Million from its Regulation A public offering. The offering can remain open until November 2021 but with over 25% of the target amount received, the Company believes that it will be closed ahead of schedule.

“The success of Worksport’s Regulation A offering has been very gratifying, and we wish to thank all those who expressed their faith in the Company’s future by investing in it,” said Worksport CEO Steven Rossi. “Its potential early closing is a testimony to the Company meeting the many milestones we have experienced since inception.”

Some of these milestones include:

●	Intellectual Property Portfolio of over 30 patents and trademarks in the U.S., Canada, China, and globally
●	Large private label customers purchasing volumes direct from Worksport but due to individual customization not in conflict with the Company’s own brand
●	The TerraVis™ and Cor Battery System launch and development
●	Initial TerraVis™ partnerships with Atlis and Hercules (in partnership with Nissan), two prominent forthcoming EV nameplates

“These accomplishments have been achieved with limited outside investment, while vigorously protecting the Company’s capital and equity treasury,” added Rossi. “We strongly believe in a successful future for Worksport, especially based upon our offering’s initial success. Worksport will be a lean and formidable force in the automotive markets, now with more free cash than ever before. We have shown just how far we can come with limited cash. Now we will show what is possible with incoming growth capital.”

The Regulation A proceeds will be directed to a number of key Worksport growth projects, the first of which is to fully launch all product lines and establish local Canadian manufacturing, Rossi said. Localized manufacturing will allow the Company produce orders “just in time” and begin expeditiously growing Worksport B2B and B2C revenue channels. The TerraVis Cor Battery System and the ground-breaking TerraVis™ tonneau cover system, which integrate solar panels and battery banks for a mobile power solution, will be finalized and assembled in the proposed Ontario factory. Localized manufacturing will also allow the Company the flexibility to launch additional exciting projects that will be disclosed as they become finalized.

“We believe that the year ahead will be a transformative year for Worksport – we have a lot in store for our customers, shareholders, supporters, and investors,” Rossi said. “We have only just begun, and we always mean what we say and deliver on our promises. There is no bigger milestone than when a thriving business with a proven business model receives financing to both expedite and broaden its forward path to success. This closing of our first major financing round signifies a great start to the year ahead. As we work towards closing on the remaining US $3,000,000 in financing, we aim to exponentially grow while offering an exceptional value proposition to customers and investors alike.”

Worksport management will be disclosing details on plans for new projects as well as details on milestones relating to its conventional product lineup, and new team members in the near future.

Worksport’s Regulation A offering is still open at www.invest.worksport.com – any interested investors are encouraged to participate in this opportunity before it closes. Minimum investment is $500, and all securities purchased are registered and tradeable. Investors have an opportunity to purchase one common share and one 12-month warrant, directly from the Company. Investors are encouraged to view the company’s newest investor presentation at: https://presentation.worksport.com/

Any interested investors or shareholders are also encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram, as well as sign up for the company’s newsletters on both www.worksport.com and www.goterravis.com, to stay up to date on all of the latest news. Worksport will continue to update shareholders, supporters, and investors to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

About Worksport Ltd.

Worksport Ltd., an innovative manufacturer of high quality, functional, and aggressively priced tonneau covers for light trucks like the F150, Sierra, Silverado, Canyon, RAM, and Ford F-Series. For more information, please visit www.worksport.com. Currently listed on the OTCQB Market under the trading symbol “WKSP.”

Connect with Worksport:

LinkedIn

Facebook

Twitter

Instagram

For further information please contact:

Mr. Steven Rossi

CEO & Director

Worksport, Ltd

T: 1-888-554-8789

E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Franchise Holdings International Inc. operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd.’s ’s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.